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
--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION            -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                  OMB APPROVAL
--------                                                                                              -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                  EXPIRES:  DECEMBER 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or    HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940          -----------------------------
    INSTRUCTION 1(b).
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
1. Name and Address of Reporting Person      2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
    Thompson     Dennis            L.         Total Entertainment Restaurant Corp. (TENT)      ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)
    13900 Conlan Cirlce, St. 245                                              2/2001
--------------------------------------------                            ---------------------
                  (Street)                                              5. If Amendment,      7. Individual or Joint/Group Filing
                                                                           Date of Original      (Check Applicable Line)
                                                                           (Month/Year)        X  Form filed by One Reporting Person
    Charlotte      NC            28277                                                       ----
--------------------------------------------                                                      Form filed by More than One
    (City)       (State)            (Zip)                                                    ---- Reporting Person
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                                                 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       2/20/2001    P               2,000      A      2.6875                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       2/21/2001    P               1,000      A      3.0486                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       2/21/2001    P               8,000      A      3.0486                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       2/22/2001    P               5,500      A      3.2273                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       2/22/2001    P               3,500      A      3.2500                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  369,150          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   55,000          I          By
                                                                                                                          Thompson
                                                                                                                          Family Ltd
                                                                                                                          P'ship
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  267,795          I          By Spouse
------------------------------------------------------------------------------------------------------------------------------------

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(1) If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                   (Print or Type Responses)   (Over)

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

FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Option to                           $9.00                                                            7/17/1998 7/17/2002
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $9.00                                                            7/17/1999 7/17/2002
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $9.00                                                            7/17/2000 7/17/2002
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $4.00                                                            7/17/1999 7/17/2003
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $4.00                                                            7/17/2000 7/17/2003
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $4.00                                                            7/17/2001 7/17/2003
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $2.25                                                            7/17/2000 7/17/2004
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $2.25                                                            7/17/2001 7/17/2004
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $2.25                                                            7/17/2002 7/17/2004
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $2.1875                                                          7/17/2001 7/17/2005
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $2.1875                                                          7/17/2002 7/17/2005
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
Option to                           $2.1875                                                          7/17/2003 7/17/2005
Buy Comon
Stock
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Common               3,333                        3,333             D
Stock
------------------------------------------------------------------------------------------
Common               3,334                        3,334             D
Stock
------------------------------------------------------------------------------------------
Common               3,333                        3,333             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------
Common               1,000                        1,000             D
Stock
------------------------------------------------------------------------------------------

Explanation of Responses:
This filing shall not be deemed an admission that the undersigned is for purposes of Sec. 16 of the Act or otherwise, beneficial owner of any equity securities covered hereby.


                                                                                  -----------------------------------  -----------
(1)Intentional misstatements or omissions of facts constitute                      Signature of Reporting Person(1)     Date
   Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

                                        (Print or Type Responses)                                                       Page 2
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